GENOIL INC.

Index to Interim Consolidated Financial Statements

Three months ended March 31, 2007

Page
FINANCIAL STATEMENTS
Interim Consolidated Balance Sheets	1
Interim Consolidated Statements of Loss and Deficit	2
Interim Consolidated Statements of Cash Flows	3
Notes to Interim Consolidated Financial Statements	4 - 8

Responsibility for Financial Statements

The interim consolidated financial statements of Genoil Inc. have been prepared by and are the responsibility of the Company's management. They include the selection of appropriate accounting principles, judgments and estimates necessary to comply with Canadian generally accepted accounting principles.

The auditors of Genoil Inc. have not performed a review of these unaudited interim consolidated financial statements.

	Interim Consolidated Balance Sheets
	March 31, 2007 and December 31, 2006
		(Unaudited)

	C$	C$
	March	December
	(Unaudited)	(Audited)
	2007	2006

ASSETS
CURRENT
Cash and cash equivalents	$ 504,421	$ 1,434,671
Receivables	28,076	15,556
Prepaid expenses and deposits	81,406	89,279

	613,903	1,539,506
PROPERTY, PLANT AND EQUIPMENT	2,135,683	2,193,738
INTANGIBLE ASSETS	2,686,852	2,755,553

	$ 5,436,438	$ 6,488,797

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 771,866	$ 661,409
Convertible Notes - current portion (Note 3)	1,027,925	970,735

	1,799,791	1,632,144
CONVERTIBLE NOTES (Note 3)	2,222,230	2,157,505

	4,022,021	3,789,649

SHAREHOLDERS' EQUITY
Share capital (Note 4)	35,151,354	34,809,229
Contributed surplus (Note 7)	11,871,970	11,669,412
Accumulated deficit	(45,608,907)	(43,779,493)

	1,414,417	2,699,148

	$ 5,436,438	$ 6,488,797

SUBSEQUENT EVENTS (Note 8)
GOING CONCERN (Note 2)

APPROVED BY THE BOARD

/signed/ D.K. Lifschultz__ D.K. Lifschultz - Director

/signed/ B. Korney _____B. Korney - Director

See notes to consolidated financial statements

		GENOIL INC.
	Interim Consolidated Statements of Loss and Deficit
	Three months ended March 31
		(Unaudited)

	C$	C$
	2007	2006

EXPENSES
Administrative expenses	$ 1,184,537	$ 1,081,960
Stock-based compensation	349,850	598,778
Amortization	131,604	157,560
Accretion of Convertible notes (Note 3)	90,588	27,305
Development expenses	38,764	107,632
Interest	43,966	95,572

LOSS FROM OPERATIONS	1,839,309	2,068,807

INTEREST INCOME	9,895	611

NET LOSS	(1,829,414)	(2,068,196)
DEFICIT - BEGINNING OF PERIOD	(42,287,033)	(29,873,446)

DEFICIT - END OF PERIOD	$ (45,608,907)	$ (31,941,642)

See notes to consolidated financial statements

		GENOIL INC.
	Interim Consolidated Statements of Cash Flows
	Three months Ended March 31
		(Unaudited)

	C$	C$
	2007	2006

OPERATING ACTIVITIES
Net loss	$ (1,829,414)	$ (2,068,196)
Items not affecting cash:
Amortization	131,604	157,560
Accrued interest	31,326	27,305
Accretion of convertible notes	90,588	95,572
Stock-based compensation	349,850	598,778

	(1,226,046)	(1,188,981)

Changes in non-cash working capital:
Accounts receivable	(12,520)	(143)
Accounts payable and accrued liabilities	110,458	(431,323)
Prepaid expenses	7,873	-

	105,811	(431,466)

Cash flow used by operating activities	(1,120,235)	(1,620,447)

INVESTING ACTIVITY
Purchase of equipment	(4,848)	-

Cash flow used by investing activity	(4,848)	-

FINANCING ACTIVITIES
Advances from related parties	-	117,416
Options and warrants exercised	194,833	1,673,173

Cash flow from financing activities	194,833	1,790,589

INCREASE (DECREASE) IN CASH FLOW	(930,250)	170,142
Cash - beginning of period	1,434,671	455,632

CASH - END OF PERIOD	$ 504,421	$ 625,774

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ -	$ -

Income taxes paid	$ -	$ -

See notes to consolidated financial statements

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three months ended March 31, 2007

(Unaudited)

1.	INTERIM FINANCIAL STATEMENTS

These interim financial statements follow the same accounting policies and methods in their application as the most recent annual consolidated financial statements.

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the applicable Canadian Securities Commissions and Regulatory Authorities. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments which, in the opinion of management, are necessary for fair presentation of the information therein. These statements should be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2006 and 2005.

Results of operations for the interim periods are not indicative of annual results.

2.	NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future. As at March 31, 2007, the Company had incurred accumulated losses of $45,608,907 (2006 - $43,779,493) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

4

						GENOIL INC.
		Notes to Interim Consolidated Financial Statements
			Three months ended March 31, 2007
						(Unaudited)

3.	CONVERTIBLE NOTES

		Series A	Series B	Series C	Series D	Total

	Gross amount received	$ 5,638,220	$ 750,000	$ 750,000	$ 968,825	$ 8,107,045
	Value of warrants and conversion option	(3,822,864)	(25,819)	(26,738)	(51,036)	(3,926,457)

	Fair value of repayment obligation	$ 1,815,356	$ 724,181	$ 723,262	$ 917,789	$ 4,180,588

	2005
	Beginning balance	1,815,356	-	-	-	1,815,356
	New issuances	-	724,181	723,262	-	1,447,443
	Accretion	217,843	10,954	-	-	228,797

	Ending balance	$ 2,033,199	$ 735,135	$ 723,262	$ -	$ 3,491,596

	2006
	New issuances	-	-	-	917,789	917,789
	Accretion	420,622	14,865	26,738	25,173	487,398
	Interest accrued	-	-	-	27,773	27,773
	Conversions	(296,316)	(750,000)	(750,000)	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ -	$ 970,735	$ 3,128,240

	2007
	New issuances	-	-	-	-	-
	Accretion	64,725	-	-	25,863	90,588
	Interest accrued	-	-	-	31,327	31,327
	Conversions	-	-	-	-	-

	Ending balance	$ 2,222,230	$ -	$ -	$ 1,027,925	$ 3,250,155

Series A

On December 23, 2004, the Company issued a $5,638,220 non-interest bearing convertible notes. This convertible note is due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black-Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three months ended March 31, 2007

(Unaudited)

3.	CONVERTIBLE NOTES (continued)

Series B

On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus.

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the company at a price of $0.44 per share and received 1,764,204 shares.

Series C

On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The note holder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black- Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC.

Notes to Interim Consolidated Financial Statements

Three months ended March 31, 2007

(Unaudited)

3.	CONVERTIBLE NOTES (continued)

Series D

On October 6, 2006, the Company issued a $968,825 convertible note to entities controlled by a director and officer of the Company in settlement of debt owed them. This convertible note is due on April 6, 2007 and has an interest rate of 12% per annum. The note holder also received 322,941 warrants entitling the holder to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: *zero dividend yield; expected volatility of 86%; risk- free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the term of 78% the notes and attached warrants were extended by 6 months with the same conditions.

4.	SHARE CAPITAL

	Authorized:
	Unlimited	Common voting shares without par value
	10,000,000	Class "A" Preferred shares, issuable in series
			Number	Amount

	Issued:
		Common shares:

	-	Balance, beginning of period	223,054,604	34,809,229
	-	Exercise of stock options	1,249,999	342,125

			224,304,603	$ 35,151,354

5.	STOCK OPTIONS

			Number	Avg price

	Outstanding, beginning of period		27,213,502	$ 0.45
	Granted		250,000	0.54
	Exercised		(1,249,999)	0.14
	Cancelled		(750,001)	-

	Outstanding, end of period		25,463,502	$ 0.46

7

			GENOIL INC.
		Notes to Interim Consolidated Financial Statements
		Three months ended March 31, 2007
			(Unaudited)

6.	WARRANTS
		Avg price	Number

	Balance, beginning and end of period	$ 0.95	4,978,588

Shortly after period end, the term of 253,595 of the 322,941 warrants that were to expire on April 6, 2007, were extended by 6 months. Of the remaining balance, 1,452,113 expire in September 2008 and 3,203,534 in September 2009.

7.	CONTRIBUTED SURPLUS

		2007	2006

	Balance, beginning of period	$ 11,669,412	$ 9,075,415
	Options granted	516,030	3,554,776
	Options exercised	(147,292)	(1,437,820)
	Options cancelled	(166,180)	-
	Warrants granted	-	686,795
	Warrants exercised	-	(209,754)

	Balance, end of period	$ 11,871,970	$ 11,669,412

8.	SUBSEQUENT EVENTS

Subsequent to March 31, 2007 the Company extended the term of 78% of the Series D Convertible Notes and the attached warrants by six months. The original face value plus accrued interest amounts to $1,027,924 and continues to carry an interest rate of 12%.

9.	COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current period's presentation.